Exhibit (h)(28)

AMENDMENT TO THE RETIREMENT SERVICE AGREEMENT

FOR THE TIAA-CREF FUNDS

AMENDMENT, dated December 9, 2016, to the Retirement Service Agreement, dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Advisors, Inc.

WHEREAS, the Trust has established the TIAA-CREF International Small-Cap Equity Fund (the “Fund”) and the Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to the Fund’s Retirement Class shares in accordance with the terms and provisions of the Agreement; and

WHEREAS, on October 1, 2016, Teachers Advisors, Inc. converted from a Delaware corporation to a Delaware limited liability company thereby becoming Teachers Advisors, LLC (“Advisors”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1.	The following shall be added to Schedule A of the Agreement:

Name of Fund	Service Fee (as a percentage of the average daily value of the Fund’s net assets)

International Small-Cap Equity Fund Retirement Class Shares	0.25%

2.	All references in the Agreement to “Teachers Advisors, Inc.” shall be replaced in their entirety with “Teachers Advisors, LLC”.

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By:
Title:

TEACHERS ADVISORS, LLC

By:
Title: